________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CHIC BY H.I.S, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        .......................................................................

    (2) Aggregate number of securities to which transaction applies:

        .......................................................................

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

        .......................................................................

    (4) Proposed maximum aggregate value of transaction:

        .......................................................................

    (5) Total fee paid:

        .......................................................................

[ ] Fee paid previously with preliminary materials.

    ...........................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        .......................................................................

    (2) Form, Schedule or Registration Statement No.:

        .......................................................................

    (3) Filing Party:

        .......................................................................

    (4) Date Filed:

        .......................................................................

________________________________________________________________________________

                              CHIC BY H.I.S, INC.

                                                                February 3, 1999

Dear Stockholder:

     On behalf of the Board of Directors, I wish to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of Chic by H.I.S, Inc., which will be held at 10:00 a.m., New York time, on February 24, 1999 at the Doral Court, 130 East 39th Street, New York, New York.

     At the Annual Meeting, the stockholders will be asked to vote on the election of eight directors, ratify and approve the appointment by the Board of Directors of the Company's independent auditors of the Company's consolidated financial statements for the fiscal year ending November 6, 1999, approve a proposal to increase the number of shares with respect to which options may be granted under the Company's 1993 Stock Option Plan and to transact such other business as may properly come before such meeting or any adjournment or adjournments thereof.

     I hope you will use this opportunity to take an active part in the affairs of your Company by voting on the business to come before the Annual Meeting either by executing and returning the enclosed proxy or by casting your vote in person at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person.

     Thank you.

                                       Sincerely,

                                       DANIEL RUBIN
                                       Co-Chairman of the Board and
                                       Chief Executive Officer

                              CHIC BY H.I.S, INC.
                                 1372 BROADWAY
                            NEW YORK, NEW YORK 10018

                   ------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 24, 1999
                   ------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chic by H.I.S, Inc. (the 'Company') will be held on February 24, 1999 at 10:00 a.m., New York time at the Doral Court, 130 East 39th Street, New York, New York (the 'Annual Meeting'), for the following purposes:

          1. To elect eight directors of the Company to serve until the Company's next Annual Meeting of Stockholders or until their respective successors have been duly elected and shall have qualified; and

          2. To consider an act upon a proposal to increase from 600,000 to 1,000,000 the number of shares with respect to which options may be granted under the Company's 1993 Stock Option Plan; and

          3. To ratify and approve the appointment of BDO Seidman, LLP by the Board of Directors as independent auditors of the Company's consolidated financial statements for the fiscal year ending November 6, 1999; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business, on January 29, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or adjournments thereof.

     For the ten-day period immediately prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company, located at 1372 Broadway, New York, New York, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

                                          By Order of the Board of Directors


                                          CHRISTINE A. HADJIGEORGE
                                          Secretary

February 3, 1999

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE ANNUAL MEETING, AT ANY TIME BEFORE ITS EXERCISE.

                              CHIC BY H.I.S, INC.
                                 1372 BROADWAY
                            NEW YORK, NEW YORK 10018

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished by the Board of Directors (the 'Board of Directors' or the 'Board') of Chic by H.I.S, Inc. (the 'Company') in connection with the solicitation by the Board of Directors of proxies to be voted at the Company's Annual Meeting of Stockholders to be held on February 24, 1999 at 10:00 a.m., New York time at the Doral Court, 130 East 39th Street, New York, New York and at any adjournment or adjournments thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about February 3, 1999.

                            VOTING AT ANNUAL MEETING

GENERAL

     The Board of Directors has fixed the close of business on January 29, 1999 as the record date (the 'Record Date') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 9,870,793 shares of the Company's Common Stock, par value $.01 per share (the 'Common Stock'). The holders of record on the Record Date of shares of Common Stock entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, a total of 9,870,793 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting. A majority of such votes, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

PROXIES

     Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies and received in time for the Annual Meeting will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the nominees indicated thereon for election as directors, FOR approval of the increase from 600,000 to 1,000,000 of the number of shares with respect to which options may be granted under the Company's 1993 Stock Option Plan, FOR the ratification and approval of the appointment by the Board of Directors of BDO Seidman, LLP as independent auditors of the Company's consolidated financial statements for the fiscal year ending November 6, 1999, and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company bearing a date later than the proxy or by attending the Annual Meeting and voting in person. Shares as to which a broker indicates it has no discretion to vote, and which are not voted, will be considered not present at the Annual Meeting for the purpose of determining the presence of a quorum and as unvoted for approving the election of directors, approving the increase in the number of shares with respect to which options may be granted under the Company's 1993 Stock Option Plan and for approving the appointment of BDO Seidman, LLP as independent auditors. Brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds shares as executor, administrator, guardian, trustee or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for the purpose of determining the presence of a quorum but will not be counted as votes cast on such matters. The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. The inspector's duties include determining the number of shares represented at the Annual Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

     The Company will bear all the costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without additional compensation, may solicit proxies personally or by telephone or telecopy. Arrangements will be made with brokerage firms, banks or other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, banks, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as directors of the Company at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to (i) approve the increase from 600,000 to 1,000,000 of the number of shares with respect to which options may be granted under the Company's 1993 Stock Option Plan, and (ii) ratify and approve the appointment of BDO Seidman, LLP as independent auditors of the Company's consolidated financial statements for the fiscal year ending November 6, 1999.

                        BACKGROUND OF CHANGE IN CONTROL

     On January 13, 1998 the Company received a letter dated January 12, 1998 from Herbert A. Denton of Providence Capital, Inc., notifying the Company of his intention to nominate 10 individuals for election to the Board at the 1998 Annual Meeting of Stockholders. In order to avoid a costly and time-consuming election contest and to further the interests of the Company's stockholders, the Company reached an agreement with Mr. Denton to reconstitute the Board to broaden representation on the Board. Thereafter, at a special meeting of the Board held on February 20, 1998, the Board authorized a reduction of its size from ten to nine members and the Board accepted the resignation of seven of its members. The members resigning were Milan Danek, Hirsh Jacobson, Roland L. Kimberlin, Robert F. Luehrs, Jesse S. Siegel, Rica Spector and Edward J. Walsh, Jr. The continuing Directors were Burton M. Rosenberg, Richard K. Howe and Harvey Silverman. The Board then elected Arnold M. Amster, Herbert A. Denton, Daniel Rubin and Kenneth Zimmerman to fill the vacancies so created. The newly reconstituted Board became effective on March 7, 1998 (the 'Effective Date').

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth information regarding each person known by the Company to own beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Common Stock as of December 31, 1998. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire within 60 days, including, but not limited to, shares which the named person has the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security.

                                                                  NUMBER OF SHARES
                       NAME AND ADDRESS                            OF COMMON STOCK        PERCENTAGE
                     OF BENEFICIAL OWNER                         BENEFICIALLY OWNED     OF COMMON STOCK
                     -------------------                         ------------------     ---------------

Arnold M. Amster(1) ..........................................        1,093,700               11.1%
  767 Fifth Avenue
  New York, NY 10153
Cumberland Associates LLC(2) .................................          720,000                7.3
  1372 Broadway
  New York, NY 10019
Dimensional Fund Advisors Inc.(3) ............................          539,300                5.5
  1299 Ocean Avenue
  Santa Monica, California 90401
Franklin Resources, Inc.(4) ..................................          970,100                9.8
  777 Mariners Island Blvd.
  San Mateo, California 94404
Pioneering Management Corporation(5) .........................          498,000                5.0
  60 State Street
  Boston, MA 02109
T. Rowe Price Associates, Inc.(6) ............................          600,000                6.1
  100 E. Pratt Street
  Baltimore, MD 21202

------------

(1) Includes 212,500 shares of Common Stock held by Mr. Amster's spouse and 87,500 shares of Common Stock held by Mr. Amster's daughter. Also includes 25,000 shares of Common Stock held by the Amster Foundation, a private family foundation, controlled by Mr. Amster. Also includes 148,900 shares of Common Stock held by Amster & Co., an investment limited partnership of which Mr. Amster is the Senior Managing Partner. Also includes 465,300 shares of Common Stock held by Flex Holding Corp., a private investment company of which Mr. Amster is the Chairman of the Board. Mr. Amster disclaims beneficial ownership to the foregoing shares of Common Stock. Excludes 388,000 shares of Common Stock held by the Amster Family Trust, an irrevocable trust for the benefit of Mr. Amster's daughter, over which Mr. Amster disclaims beneficial ownership.

(2) Based solely on information obtained from a report on Schedule 13G filed with the Securities and Exchange Commission on March 10, 1998. Cumberland Associates LLC is engaged in the business of managing, on a discretionary basis, twelve securities accounts.

(3) Based solely on information obtained from a report on Schedule 13G filed with the Securities Exchange Commission.

(4) Based solely on information obtained from a report on Schedule 13G filed with the Securities and Exchange Commission on November 10, 1998. Includes securities beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc., of which Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc. may be deemed to be beneficial owners.

(5) Based solely on information obtained from a report on Schedule 13G filed with the Securities and Exchange Commission on January 8, 1999.

(6) Based solely on information obtained from a report on Schedule 13G filed with the Securities Exchange Commission on February 6, 1998.

                            ------------------------

     To the knowledge of the Company, except as set forth above, no person beneficially owns more than 5% of the Common Stock.

     The following table sets forth beneficial and record ownership of the Company's Common Stock as of December 31, 1998 with respect to (i) each nominee for Director; (ii) each executive officer named in the Summary Compensation Table under 'Executive Compensation'; and (iii) all nominees for Directors and executive officers as a group.

                                                                 NUMBER OF SHARES         PERCENTAGE OF
                                                                  OF COMMON STOCK         COMMON STOCK
                  NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     BENEFICIALLY OWNED
                  ------------------------                      ------------------    -------------------
Arnold M. Amster.............................................        1,093,700(a)              11.1%
Walter Berman................................................           70,250(b)                *
Peter Brown..................................................          232,300                  2.4
Michael Conroy...............................................            2,000                   *
Milan Danek..................................................         --                        --
Herbert A. Denton............................................           85,000(c)                *
Roland L. Kimberlin..........................................          153,385(d)               1.6
Robert F. Luehrs.............................................              500                   *
Mark Metzger.................................................          160,299                  1.6
Burton M. Rosenberg..........................................           23,385                   *
Daniel Rubin.................................................          140,000(e)               1.4
Stephen Weiner...............................................           63,127(f)                *
All Directors, Nominees and executive officers as a group (12
  persons)...................................................        2,010,061                 20.2

------------

 (a) See footnote (1) in the table above.

 (b) Includes 5,000 shares of Common Stock owned by Mr. Berman's spouse.

 (c) Includes 1,000 shares owned by Providence Capital, Inc. over which Mr. Denton exercises sole voting and investment powers and 80,000 shares owned by Providence Investors, LLC over which Mr. Denton has shared voting and investment power.

 (d) Includes 30,000 shares of Common Stock that Mr. Kimberlin has the right to acquire pursuant to outstanding stock options. Also includes 4,000 shares of Common Stock that his spouse has the right to acquire pursuant to outstanding stock options, as to which shares Mr. Kimberlin disclaims beneficial ownership.

 (e) Includes 60,000 shares owned by Mr. Rubin's father over which Mr. Rubin has shared voting power.

 (f) Includes 18,000 shares of Common Stock that Mr. Weiner has the right to acquire pursuant to outstanding stock options and 1,930 shares of Common Stock held by Mr. Weiner's spouse.

  * Represents less than one percent of the issued and outstanding shares of Common Stock.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

NOMINEES FOR ELECTION AS DIRECTORS

     Directors generally are elected by the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote, and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation, removal or disqualification.

     The following table sets forth certain information with respect to the persons nominated by the Board of Directors for election as directors of the Company at the Annual Meeting. The Company's Board of Directors currently consists of nine members. Other than Walter Berman, the nominees named below served as directors during the fiscal year ended November 7, 1998.

     The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the Board of Directors either will reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

                                                                                                 DIRECTOR
                        NAME                            AGE               POSITION                SINCE
                        ----                            ---               ---------              --------
Daniel Rubin.........................................   50    Chief Executive Officer;             1998
                                                                Director; Co-Chairman of the
                                                                Board
Arnold M. Amster.....................................   58    Director; Co-Chairman of the         1998
                                                                Board
Walter Berman........................................   56    Director                             --
Peter Brown..........................................   51    Director                             1998
Michael Conroy.......................................   60    Director                             1998
Herbert A. Denton....................................   51    Director                             1998
Roland L. Kimberlin..................................   63    Director; President --               1993*
                                                                Manufacturing Operations
Mark Metzger.........................................   57    Director                             1998

------------

* Mr. Kimberlin was a Director of the Company from 1993 until the Effective Date and was elected again in June 1998.

                            ------------------------

     Set forth below is a summary of the business experience of each person listed in the table above.

     Daniel Rubin is the Chief Executive Officer, Co-Chairman of the Board and has been a director since March 1998. Mr. Rubin has been a Managing Partner of LDR Equities, LLC, which engages in the management of real estate, textile and clothing businesses since 1996. He has also been a principal stockholder of Trimtex Company, a textile manufacturer and Gorden & Ferguson, a manufacturer of men's and children outerwear, since 1987. Mr. Rubin is also a director of Community State Bank.

     Arnold M. Amster is Co-Chairman of the Board and has been a director of the Company since March 1998. Mr. Amster has been the Senior Managing Partner of Amster & Co. and the Chairman of the Board of Flex Holding Corporation, both private investment companies, and a director of BEM International, a money management firm, since prior to 1990.

     Walter Berman has served as Executive Vice President and Chief Financial Officer of the Global Vacation Group since April 1998. From September 1996 until March 1998, Mr. Berman served as an outside consultant to International Business Machines, Inc. ('IBM') to provide advice and assistance to IBM's chief financial officer in several reengineering initiatives in the areas of tax strategy, utilization of capital and risk management. Between 1965 and 1996, Mr. Berman held several positions with American Express Travel, most recently as Executive Vice President and Chief Financial Officer. Mr. Berman also served as Treasurer of American Express Corporation, the parent company of American Express Travel, in 1995 through 1996.

     Peter Brown has been a director of the Company since May 1998. Since 1989, Mr. Brown has been the Chief Executive Officer of South Beach Co., a consulting company. Mr. Brown is also Chairman of the Board and a director of Datamarine International, a manufacturer of radio communications and marine navigational equipment.

     Michael Conroy has been a director since June 1998. Mr. Conroy was an executive with the International Herald Tribune from November 1994 until December 1997.

     Herbert A. Denton has been a director of the Company since March 1998. Mr. Denton has been the President of Providence Capital, Inc., a private investment firm and registered broker dealer, since 1991. He is also a director of Mesa Air Group Inc., the largest independently-owned commuter airline in the world.

     Roland L. Kimberlin has been a director of the Company since 1993. Mr. Kimberlin was a director of the Company from 1993 until the Effective Date and was elected again in June 1998. Mr. Kimberlin has served as an executive officer of the Company for more than nine years, most recently as Vice President and President -- Manufacturing Operations. Prior to joining the Company in 1966,
Mr. Kimberlin was employed by Ashland Oil and Refining Company, where he held a number of positions, including regional bulk plant manager.

     Mark Metzger has been a director since May 1998. Mr. Metzger is a managing director of BEM Management, a company that manages a domestic investment partnership and an international mutual fund, as well as a director of the Bridgeview Bank.

ADDITIONAL INFORMATION REGARDING THE COMPANY'S BOARD OF DIRECTORS

     The Company's Board of Directors met fifteen times during the fiscal year ended November 7, 1998. The Company's Board of Directors has standing Compensation, Audit and Stock Option Committees, the members of each of which are generally elected by the Board of Directors at its annual meeting. The Board of Directors does not have a standing nominating committee.

     Prior to the Effective Date, the Compensation Committee consisted of Mr. Jacobson, Mr. Silverman, Ms. Spector and Mr. Walsh. On the Effective Date, the Board of Directors elected Herbert Denton (Chairman), Kenneth Zimmerman, Richard Howe and Arnold Amster to serve as members of the Compensation Committee. The Compensation Committee met once during the fiscal year ended November 7, 1998 and also took action by unanimous written consent. The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonuses.

     The Stock Option Committee consists of Mark Metzger (Chairman), Herbert Denton and Arnold Amster. The Stock Option Committee met once during the fiscal year ended November 7, 1998. The Stock Option Committee administers the Company's stock option plans.

     Prior to the Effective Date, the Audit Committee consisted of Messrs. Howe, Jacobson, Silverman and Walsh. On the Effective Date, the Board of Directors elected Kenneth Zimmerman (Chairman), Daniel Rubin and Harvey Silverman to serve as members of the Audit Committee. In June 1998, Mark Metzger replaced Daniel Rubin on the Audit Committee. In August 1998, the Board of Directors elected Mark Metzger (Chairman), Richard Howe and Michael Conroy as members of the reconstituted Audit Committee and the Audit Committee met twice during the fiscal year ended November 7, 1998. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting procedures.

     The Audit and Compensation Committees consist solely of independent directors.

     During the fiscal year ended November 7, 1998, each of the directors attended at least 75% of the aggregate number of the meetings of the Board of Directors and the Committees of which such director was a member (held during the period for which such director served).

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during the fiscal year ended November 7, 1998, all filing requirements applicable to its directors, executive officers and beneficial owners of more than ten percent of the Common Stock were complied with other than the late filing of an Initial Statement of Beneficial Ownership on Form 3 by Peter Conroy and the late filing of a Statement of Changes in Beneficial Ownership on Form 4 by each of Kenneth Zimmerman, Roland Kimberlin and Burton Rosenberg.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of the Company:

NAME                                        OFFICE OR POSITIONS HELD
----                                        ------------------------
Daniel Rubin.................  Co-Chairman of the Board and Chief Executive Officer
Milan Danek..................  Managing Director, European Operations
Christine Hadjigeorge........  Treasurer; Chief Financial Officer and Secretary
Roland L. Kimberlin..........  President -- Manufacturing Operations
Stephen Weiner...............  Executive Vice President, National Sales Manager

     For biographical information on Mr. Rubin and Mr. Kimberlin, see 'Election of Directors.'

     Milan Danek is the Managing Director, European Operations of the Company and was a director of the Company from 1993 until the Effective Date. Mr. Danek has worked over 25 years at the Company (during which time he has served as Managing Director of the Company's German subsidiary) and has approximately 31 years of industry experience. His previous industry experience includes three years at Levi Strauss in Germany, where he was the Marketing Director at the time of his departure, and seven years with the exclusive distributor of Levi Strauss for southern Germany and Austria.

     Christine Hadjigeorge, age 36, has been the Chief Financial Officer and Treasurer of the Company since February 1997. Prior to joining the Company, Ms. Hadjigeorge was a partner at BDO Seidman, LLP, a public accounting firm, where she worked for over twelve years. Ms. Hadjigeorge is a graduate of the College of William & Mary and a certified public accountant in the state of New York.

     Stephen Weiner, age 48, has been the Executive Vice President, National Sales Manager of the Company since 1986. Prior responsibilities with the Company included serving as a sales trainee, a salesman for the Northern New England States, the Major New York Accounts Manager and the Sales Manager of Chains and National Accounts. Mr. Weiner has been employed by the Company for over 25 years.

     Officers are chosen by the Board of Directors annually or at such other time or times as the Board determines.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded to, earned by or paid to the current Chief Executive Officer, the former Chief Executive Officer; the former President and the three other most highly compensated executive officers during the fiscal years ended November 7, 1998, November 1, 1997 and November 2, 1996 for services rendered in all capacities to the Company and its subsidiaries.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                            LONG-TERM
                                                                                                           COMPENSATION
                                                                                                           ------------
                                                                                                            NUMBER OF
                                                                            ANNUAL COMPENSATION             SECURITIES
                                                                   -------------------------------------    UNDERLYING
                                                     FISCAL YEAR                            OTHER ANNUAL     OPTIONS
NAME AND PRINCIPAL POSITION                             ENDED      SALARY ($)   BONUS ($)   COMPENSATION   GRANTED (#)
---------------------------                          -----------   ----------   ---------   ------------   ------------
Daniel Rubin .......................................    11/7/98     $ 115,385          0             0        150,000
  Co-Chairman of the Board and Chief Executive
  Officer(1)

Roland L. Kimberlin ................................    11/7/98     $ 360,965    $15,000             0              0
  President -- Manufacturing Operations                 11/1/97       360,965     40,000             0              0
                                                        11/2/96       360,965     25,000             0              0
Milan Danek ........................................    11/7/98     $ 434,866    $89,222             0              0
  Managing Director, European Operations                11/1/97       418,007     40,000             0              0
                                                        11/2/97       428,112     25,000             0              0
Stephen Weiner .....................................    11/7/98     $ 321,680          0             0              0
  Executive Vice President, National Sales Manager      11/1/97       312,048     35,973             0              0
                                                        11/2/97       293,336     22,500             0              0
Burton M. Rosenberg ................................    11/7/98     $ 234,736          0      $590,625              0
  Former Chairman of the Board and Chief Executive      11/1/97       416,467     40,000             0              0
  Officer(2)                                            11/2/96       416,467     25,000             0              0

Robert F. Luehrs ...................................    11/7/98     $ 211,083          0             0              0
  Former President(3)                                   11/1/97       320,006     40,000             0              0
                                                        11/2/96       328,512     25,000             0              0

------------

(1) Mr. Rubin was elected Co-Chairman of the Board of Directors and Chief Executive Officer on May 14, 1998. Annual base compensation, $240,000.

(2) Mr. Rosenberg resigned from his position as Chairman of the Board and Chief Executive Officer on May 14, 1998.

(3) As of August 1998, Mr. Luehrs was no longer employed by the Company.

OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

     The following table sets forth certain information concerning unexercised options to purchase Common Stock of the Company held at the end of fiscal year 1998 by the named executive officers and options exercised by the named executive officers during fiscal year 1998. No named executive officer has been awarded stock appreciation rights.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES



                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES ACQUIRED     VALUE       UNDERLYING UNEXERCISED          IN-THE-MONEY STOCK
NAME                           ON EXERCISE (#)   REALIZED ($)  STOCK OPTIONS AT FY-END (#)  OPTIONS AT FY-END ($)(1)
---                            --------------    -----------   --------------------------   ------------------------
                                                               EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
                                                               -----------  -------------   ----------- -------------

Daniel Rubin...................           0               0             0          150,000        --            (1)
Milan Danek....................      30,000          59,736             0                0        --             --
Roland L. Kimberlin............           0               0        30,000                0       (2)             --
Stephen Weiner.................           0               0        18,000                0       (2)             --
Burton M. Rosenberg............      30,000          82,500             0                0        --             --
Robert F. Luehrs...............      30,000          80,490             0                0        --             --

------------

(1) Based upon the closing sale price of the Common Stock on November 30, 1998 ($4.4375) on the New York Stock Exchange and the option exercise price ($9.0625) such options were out of the money on November 30, 1998.

(2) Based upon the closing sale price of the Common Stock on November 30, 1998 ($4.4375) on the New York Stock Exchange and the option exercise price ($5.875) such options were out of the money on November 30, 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding grants of stock options by the Company during fiscal year 1998 to the named executive officer.

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                                                     % OF TOTAL                               OF STOCK PRICE
                                  NUMBER OF         OPTIONS/SARS                               APPRECIATION
                                  SECURITIES    GRANTED TO EMPLOYERS                        FOR OPTION TERM(1)
                                  UNDERLYING       IN YEAR ENDED       EXERCISE OR BASE   -----------------------
NAME                             OPTIONS/SARS     NOVEMBER 7, 1998       PRICE ($/SH)               5%
----                             ------------   --------------------   ----------------            ---

Daniel Rubin...................     150,000             100%               $9.0625              $375,570
Milan Danek....................        --                --                   --                   --
Roland Kimberlin...............        --                --                   --                   --
Stephen Weiner.................        --                --                   --                   --
Burton Rosenberg...............        --                --                   --                   --
Robert F. Luehrs...............        --                --                   --                   --


NAME                                       10%
----                                       ---
Daniel Rubin...................         $829,912
Milan Danek....................            --
Roland Kimberlin...............            --
Stephen Weiner.................            --
Burton Rosenberg...............            --
Robert F. Luehrs...............            --

------------

(1) These amounts represent hypothetical gains that could be achieved for the options if they are executed at the end of their terms. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission. They do not represent the Company's estimate or projection of future prices of the Common Stock.

PENSION PLAN

     The following table sets forth the approximate annual benefits payable upon retirement at age 65 (and upon at least five years of service) under the Pension Plan for Eligible Employees of Henry I. Siegel Co. (the 'Pension Plan') as a life annuity, based on the average annual salaries and years of service indicated.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
      AVERAGE ANNUAL                             ----------------------------------------------
       COMPENSATION                                15        20        25        30        35
       ------------                                --        --        --        --        --

         $  10,000   .........................   $1,407    $1,678    $1,770    $1,864    $1,956
            50,000   .........................    1,647     1,917     2,010     2,103     2,196
           100,000   .........................    1,647     1,917     2,010     2,103     2,196
           200,000   .........................    1,647     1,917     2,010     2,103     2,196
           300,000   .........................    1,647     1,917     2,010     2,103     2,196

     Compensation used to determine benefits generally includes a participant's total earned income, wages, salaries and other amounts received for services rendered to the Company or an affiliate, excluding certain specified items such as Company contributions to a deferred compensation plan and amounts realized in connection with stock options or restricted stock. Annual compensation taken into account under the Pension Plan is limited to $14,000. Benefits are computed on a single life annuity basis and are not subject to any offset for social security. With respect to the following individuals named in the Summary Compensation Table, the annual current covered compensation under the plan is $14,000, which is substantially less than the amount set forth under 'Salary' in the Summary Compensation Table, and the estimated current credited years of service are as follows:


Mr. Danek..........................................................    23 years
Mr. Kimberlin......................................................    30 years
Mr. Weiner.........................................................    22 years
Mr. Rosenberg......................................................    27 years
Mr. Luehrs.........................................................    37 years


     Effective January 1, 1997, the Company adopted a resolution to suspend the Pension Plan whereby no individual who was not a participant as of May 20, 1997 would become a participant and no additional benefits would accrue after such date.

CERTAIN DEATH BENEFITS

     Upon recommendation of the Compensation Committee, in the first quarter of fiscal 1994 the Board of Directors authorized the Company to pay $5 million to the estate of Burton Rosenberg, $2 million to the estate of Robert Luehrs, $2 million to the estate of Roland Kimberlin, $2 million to the estate of Stephen Weiner and $1 million to the estate of Milan Danek upon the death of Mr. Rosenberg, Mr. Luehrs, Mr. Kimberlin, Mr. Weiner or Mr. Danek, respectively, if
(i) such executive is an employee of the Company at the time of his death or
(ii) retires in good standing from the Company no earlier than the date on which such executive reaches the age of 65 and (iii) if the Company at the time of the death of such executive is the owner and beneficiary of insurance on his life in the principal amount to be paid. In March, 1997, the death benefit payable to the estate of Milan Danek was increased to $2 million. The Company is authorized, but not required, to maintain life insurance policies on the lives of these executives naming the Company as beneficiary to support this obligation, substantially all of which policies the Company currently has in effect and the proceeds of which policies the Company would intend to pay to the appropriate executive's estate upon his death. The Company was released from its obligation to provide the above death benefits to the estates of Mr. Rosenberg and Mr. Luehrs upon their respective resignation and termination of employment.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with each of Roland L. Kimberlin, Robert F. Luehrs and Stephen Weiner (collectively, the 'Executive Employment Agreements') effective as of March 15, 1996, as amended on March 17, 1997 and February 20, 1998. In March 1998, Messrs. Kimberlin, Luehrs and Weiner each agreed to rescind the February 20, 1998 amendments to their employment agreements and enter into new amendments to their employment agreements. The following is a summary of the material terms of the Executive Employment Agreements, as amended. Each Executive Employment Agreement has an initial term of five years and provides that upon the expiration of the initial term, the initial term will be extended automatically for successive one-year periods unless either party gives at least 90 days' written notice of his or its intent not to allow such extension to become effective. The Executive Employment Agreements provide for annual salaries to Messrs. Kimberlin, Luehrs and Weiner of $341,276, $341,250 and $288,750, respectively, which may be increased on each February 1 during the term of their Executive Employment Agreements, at the discretion of the Board of Directors of the Company. Each Executive Employment Agreement permits the Company to terminate the employee's employment for cause (as defined therein) or if the employee becomes permanently and seriously disabled. If the employee is terminated without cause, such employee would be entitled to receive a lump sum payment equal to 18 months base salary as severance. In the event that during the term of the Executive Employment Agreements any of these employees (with the exception of Stephen Weiner) becomes permanently disabled, either physically or mentally, resulting in an absence from the office for periods aggregating 120 business days during any 12 month period, the Company shall pay such employee a monthly benefit (the 'Disability Benefit') following the employee's termination of employment on account of such disability. The Disability Benefit payable shall be 100% of such employee's monthly salary for the first 24 months of the employee's disability and 50% of such employee's monthly salary thereafter for the remainder, of the employee's lifetime. The Disability Benefit shall be reduced (but not below zero), however, by an amount equal to the sum of (a) any other disability payments received by the employee from the Company, its subsidiary, Henry I. Siegel Company, or any insurance policy of these entities, (b) two thirds of any earned income received by the employee for full-time executive employment with any entity commencing after the payment of a Disability Benefit begins, and (c) any amount for which the employee is eligible because of his disability under Federal social security laws or, prior to age 65, under any Company or Harry I. Siegel Company sponsored retirement plan. Each Executive Employment Agreement also contains a covenant not to compete, whereby the employee agrees that during the term of the agreement, and for up to one year following the employee's termination of employment, the employee will not, under certain circumstances, among other things, engage in a business that is materially competitive with any material business operated by the Company on the effective date of the agreement.

     After a period of negotiation regarding the separation of Mr. Robert Luehrs from the Company, the Company commenced a lawsuit in state court on July 15, 1998, which was removed to the United States District Court for the Southern District of New York against Mr. Robert Luehrs seeking a declaration that he had retired from the Company in May, 1998, or, in the alternative, that he had been properly terminated for cause. Mr. Luehrs counterclaimed against the Company, alleging that the Company had breached his employment contract and discriminated against him on the basis of his age and disability. Mr. Luehrs contends that he was terminated without cause and so is entitled to $511,875 for breach of contract, in addition to the amount he alleges he is due under a disability benefits clause in his employment agreement, and unspecified damages stemming from his allegations of age discrimination.

     The Company entered into an Agreement and General Release with Burton M. Rosenberg on May 14, 1998 (the 'Agreement'). Pursuant to the Agreement, Mr. Rosenberg resigned as a director and officer of the Company and any and all subsidiaries thereof, effective May 14, 1998. Upon the execution of the Agreement, Mr. Rosenberg received a lump-sum payment representing eighteen months of severance pay in the gross amount of $590,625. In addition, the Company agreed to provide medical coverage for Mr. Rosenberg and his wife for a period of one year. Pursuant to the Agreement, the Company and Mr. Rosenberg agreed to a complete and mutual release from the terms of the employment agreement with Mr. Rosenberg. In consideration for the payments and benefits provided to

Mr. Rosenberg pursuant to the Agreement, Mr. Rosenberg forever released and discharged, among others, the Company and its subsidiaries and any of its or their officers, directors, employees and stockholders from any and all claims that Mr. Rosenberg had against, among others, the Company and its subsidiaries and any of its or their officers, directors, employees and stockholders.

MANAGEMENT AGREEMENT

     The Company's German subsidiary has entered into a management agreement with Milan Danek effective as of January 13, 1997, as amended (the 'Management Agreement'). The Management Agreement, which is subject to the laws of the Federal Republic of Germany, has an initial term of five years and provides that upon the expiration of the initial term, the initial term will be extended automatically for successive one-year periods unless either party gives at least six months' written notice of his or its intent not to allow such extension to become effective. The Management Agreement provides for an annual salary to Mr. Danek in the amount of DM 696,000 (approximately $419,000 based on the exchange rate for the deutsche mark on November 7, 1998), which may be increased from time to time at the discretion of the Supervisory Board of the Company's German subsidiary (the 'Supervisory Board'). Mr. Danek is also entitled to a Disability Benefit under the same circumstances and on the same terms as those of Messrs. Rosenberg, Kimberlin, and Luehrs. In addition, Mr. Danek may receive an additional bonus at the sole discretion of the Supervisory Board. The Management Agreement also contains a covenant not to compete, whereby Mr. Danek agrees that during the term of the Management Agreement, and for up to one year following the expiration of the term, he will not compete with the Company.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual fee of $12,000 for serving on the Board of Directors. No annual fee is paid to any officer serving on the Board of Directors. In addition, all directors (including officers serving as Directors) receive a fee of $500 for each meeting of the Board of Directors or committee meeting attended.

     The Company was a party to an Amended and Restated Consulting Agreement, dated September 23, 1988, with Mr. Jesse S. Siegel (the 'Consulting Agreement'). Mr. Siegel was a director of the Company from February 1993 to the Effective Date and is a former chief executive officer of a predecessor to the Company. Under the Consulting Agreement, Mr. Siegel agreed to render consulting services to the Company in the area of manufacturing, marketing and selling women's apparel as the Company may from time to time request. The Consulting Agreement which had an initial term of ten years and could be extended, at the option of Mr. Siegel, for up to four additional five-year terms, provided for an annual fee of $500,000. Effective March 10, 1998, the Company reached an agreement with Mr. Siegel to terminate the Consulting Agreement as of such date. In consideration for such early termination, the Company agreed to make a payment of $500,000 to Mr. Siegel.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of executive officers of the Company is set at levels which are intended to reflect competitive salary practices. Each executive officer's compensation is based upon both individual and Company performance. Compensation is structured to provide incentives for executive officer performance that results in improvements in the Company's financial results and in total return to stockholders over both the short term and the long term. The overall compensation plan is also designed to align the interests of the Company's executives and its stockholders by providing for payment of a portion of the incentive compensation in the form of stock options. Thus, the amount of value generated for the Company's stockholders is a key factor in determining the full compensation ultimately realized by the executive officers.

     The compensation of the principal executive officers of the Company consists of three principal parts: base salary, annual bonus and stock options. Two of the three components are at risk because the ultimate value of an officer's total compensation depends on factors, subjectively assessed by the

Compensation Committee, which include the Company's financial performance, individual performance and stock price.

     Salary. Base salaries for the Company's executive officers are fixed by employment agreements with the Company (see 'Employment Agreement' and 'Management Agreement'). Pursuant to the terms of the Executive Employment Agreements, salaries are reviewed in February of each year to determine whether an increase is appropriate.

     The Compensation Committee has not yet decided whether it will recommend salary adjustments in 1999. In view of the financial results of the Company's last fiscal year, the Compensation Committee would expect prior to making its decision to consider the individual performance of each of the principal executives in light of all the circumstances which had an impact on earnings.

     Bonus. Mr. Kimberlin was awarded a discretionary bonus of $15,000 in fiscal 1998. The Compensation Committee believes that Mr. Kimberlin should be rewarded because of the extraordinary demands placed on him in connection with successfully relocating the Company's sewing operations and effectively capitalizing on the savings achieved by such relocation in marketing the Company's products. Although the Company's earnings did not improve substantially in the last fiscal year the Compensation Committee believes that this year's efforts and the ongoing work necessary to complete the transition dictate recognition by the bonus payment. Mr. Danek was awarded a discretionary bonus in the amount of $89,222 in fiscal 1998. The bonus was approved by the Supervisory Board in recognition of Mr. Danek's contribution to achieving the Company's operating results in Europe.

     Daniel Rubin was elected Chief Executive Officer by the Board of Directors on May 18, 1998. Mr. Rubin's base salary for fiscal 1998 was determined by the Board of Directors. In addition, Mr. Rubin was granted options to purchase 150,000 shares of Common Stock. Such options vest over a three year period beginning November 1, 1999. Mr. Rubin did not receive a bonus for fiscal 1998. Future decisions regarding Mr. Rubin's base salary and bonus will be determined by the Compensation Committee using criteria similar to that used for the other executive officers of the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), which was enacted in 1993, precludes a public company from taking a tax deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other four highest-paid executive officers (with exemptions for certain performance-based compensation). Based on current compensation levels, it is not anticipated that any of the named executive officers will receive compensation in excess of $1 million in fiscal 1999. Therefore, the Compensation Committee currently has no policy with respect to
Section 162(m).

     None of the members of the Compensation Committee is or was employed by the Company. All are independent directors.

               COMPENSATION COMMITTEE PRIOR TO THE EFFECTIVE DATE
                                 Hirsh Jacobson
                                Harvey Silverman
                                  Rica Spector
                              Edward J. Walsh, Jr.

                COMPENSATION COMMITTEE AFTER THE EFFECTIVE DATE
                                 Herbert Denton
                               Kenneth Zimmerman
                                  Richard Howe
                                 Arnold Amster

PERFORMANCE GRAPH

     The following graph sets forth the Company's total stockholder return as compared to the Standard & Poor's 500 Index and the Standard and Poor's Textiles (Apparel Manufacturers) Index for the period from February 18, 1993, when the Company's Common Stock began trading on a when-issued basis on the New York Stock Exchange, through November 7, 1998, the last day of the Company's last completed fiscal year. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard and Poor's Textiles (Apparel Manufacturers) Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FOR PERIOD FROM 2/1/93 THROUGH 11/7/98
                  AMONG CHIC BY H.I.S, INC., THE S&P 500 INDEX
               AND THE S&P TEXTILES (APPAREL MANUFACTURERS) INDEX
                           TOTAL STOCKHOLDER RETURNS






                                   [GRAPH]





                                                           11/6/93    11/5/94    11/4/95    11/2/96    11/1/97    11/7/98
                                                           -------    -------    -------    -------    -------    -------
CHIC Common Stock.......................................     100       112.82      62.82      46.15      78.84      40.38
S&P 500 Index...........................................     100       117.80     106.63     160.93     212.60     266.22
S&P Textiles (Apparel Manufacturers) Index..............     100       103.48     135.34     164.93     187.84     158.64


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

KENBARB CORP.

     During the fiscal year ended November 1, 1997, Kenbarb Corp., a Delaware corporation, owned approximately 3.7% of the issued and outstanding Common Stock of the Company. All of Kenbarb's outstanding capital stock was beneficially owned by four officers of the Company: each of Mr. Burton M. Rosenberg, Mr. Robert F. Luehrs and Mr. Roland L. Kimberlin beneficially owned 30.1% of the issued and outstanding capital stock of Kenbarb, and Mr. Harvey Schulman beneficially owned 9.7% of the issued and outstanding of Kenbarb. In March 1998, Kenbarb Corp., was liquidated and its holdings in the Company's Common Stock were distributed to its shareholders based upon their percentage ownership interest in Kenbarb Corp.

CONSULTING ARRANGEMENTS

     In May 1998, the Company entered into a consulting agreement with South Beach Consulting Co., which is owned by Mr. Peter Brown, a director of the Company. Pursuant to the consulting agreement, the Company agreed to pay South Beach Co. an annual fee of $120,000.

               AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN
                                    (ITEM 2)

     The Board of Directors unanimously approved and recommends that the stockholders approve an increase from 600,000 to 1,000,000 of the number of shares of Common Sock with respect to which options may be granted under the Company's 1993 Stock Option Plan. The Board of Directors believes that stock options are an integral part of the compensation packages to be offered to the Company's executives and directors and that the grant of stock options, which align the interests of the recipients with those of the Company's stockholders, is an effective method to attract and retain employees and directors.

     By the middle of 1998, the Company had depleted nearly all of the available shares under the 1993 Stock Option Plan. The Board of Directors acted to increase the number of available shares, subject to stockholder approval, in order to grant options to key employees and directors.

GENERAL

     Under the 1993 Stock Option Plan, options may be granted from time to time to officers, directors and executive, managerial or professional employees and consultants of the Company or its affiliates. As of December 31, 1998, approximately 1,000 employees and nine directors were eligible to receive options under the 1993 Stock Option Plan. Awards may be made under the 1993 Stock Option Plan in the form of (i) options, (ii) stock appreciation rights related to options ('related SARs') and (iii) stock appreciation rights not related to options ('unrelated SARs'). All options when granted are intended to be non-qualified stock options, unless the applicable option agreement specifically provides otherwise.

     The 1993 Stock Option Plan is administered by the Stock Option Committee. The Stock Option Committee may grant options under the 1993 Stock Option Plan to purchase shares of Common Stock, to such key personnel, and in such amounts and subject to such terms and conditions, as the Stock Option Committee shall determine. The Stock Option Committee may grant a related SAR in connection with all or any part of an option granted under the 1993 Stock Option Plan, either at the time the option is granted or at anytime thereafter prior to the exercise, termination or cancellation of such option, subject to the terms and conditions as the Stock Option Committee shall determine. The Stock Option Committee may grant an unrelated SAR to such key personnel, and in such amount, as the Stock Option Committee shall determine.

     The per share exercise price for stock options may not be less than 100% of the fair market value of Common Stock on the date the option is granted (110% of the fair market value on the date of grant for incentive stock options if the optionee is more than a 10% owner of the Company). The exercise price for unrelated SARs cannot be less than 100% of the Common Stock price on the date of grant.

For related SARs, the exercise price cannot be less than 100% of the fair market value of the Common Stock on the date of grant.

AMENDMENT AND TERM

     The 1993 Stock Option Plan will terminate in 2003. The Board of Directors may at any time and from time to time suspend or discontinue the 1993 Stock Option Plan or revise or amend it; provided, however, the Board of Directors may not without stockholder approval (i) materially increase the benefits accruing to grantees, (ii) materially increase the number of shares that may be granted,
(iii) materially modify the classes of persons eligible to receive awards, (iv) provide for the grant of options or SARs having an exercise price or appreciation base less than 100% of the fair market value on the date of grant,
(v) permit an option or SAR to be exercisable more than ten years after the grant date or (vi) extend the plan termination date. The Board of Directors may not impair any rights under any award made under the 1993 Stock Option Plan.

TRANSFER RESTRICTIONS

     No right granted under the 1993 Stock Option Plan shall be assignable or transferable by the grantee other than by will or the laws of descent and distribution. During the lifetime of the grantee, all rights granted to the grantee under the 1993 Stock Option Plan shall be exercisable only by him.

ADJUSTMENTS

     If and to the extent specified by the Stock Option Committee, the number of shares of Common Stock which may be transferred pursuant to options under the 1993 Stock Option Plan, the number of shares of Common Stock subject to options and unrelated SARs theretofore granted under the 1993 Stock Option Plan, and the option exercise price and appreciation base of options and SARs theretofore granted under the 1993 Stock Option Plan may be appropriately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments. In the event that the Company is merged or consolidated with another corporation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company, then the Stock Option Committee may (i) by written notice to each grantee, provide that the grantee's options or SARs will be terminated unless exercised within the period specified by the Stock Option Committee and (ii) advance the dates upon which any or all outstanding options and SARs will be exercisable.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the Federal income tax consequences of the granting and exercise of options under the 1993 Stock Option Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Internal Revenue Code of 1986, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, a grantee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

NON-INCENTIVE STOCK OPTIONS

     No income will be recognized by a grantee at the time a non-incentive stock option ('NISO') is granted.

     Ordinary income will be recognized by a grantee at the time a NISO is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the grantee over the exercise price. This ordinary (compensation) income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

     Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a NISO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

     If a grantee makes payment of the exercise price by delivering shares of Common Stock, he generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the grantee upon exercise of his NISO, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

INCENTIVE STOCK OPTIONS

     In general, neither the grant nor the exercise of an ISO will result in taxable income to a grantee or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the grantee's income.

     The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to a grantee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, a grantee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, a grantee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

     If a grantee makes payment of the exercise price by delivering shares of Common Stock, he generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received. However, the use by a grantee of shares previously acquired pursuant to the exercise of an ISO to exercise an ISO will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

NEW PLAN BENEFITS

     The following table sets forth, with respect to the Named Executive Officers, all executive officers as a group, all non-employee directors as a group, and all employees as a group (excluding executive officers), the number of options granted during the year ended November 7, 1998, subject to the approval by stockholders.

                                                                             DOLLAR     NUMBER
NAME                                                                          VALUE    OF SHARES
----                                                                         -------   ---------

Daniel Rubin..............................................................     (1)       35,534
Roland L. Kimberlin.......................................................     --         --
Milan Danek...............................................................     --         --
Stephen Weiner............................................................     --         --
Burton M. Rosenberg.......................................................     --         --
Robert F. Luehrs..........................................................     --         --
Executive Group...........................................................     (1)       35,534
Non-Executive Director Group..............................................     (1)      150,000
Non-Executive Officer Group...............................................     --         --

------------

(1) Based upon the closing sale price of the Common Stock on November 30, 1998 ($4.4375) on the New York Stock Exchange and the option exercise price ($9.0625) such options were out of the money on November 30, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE FROM 600,000 TO 1,000,000 THE NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED UNDER THE COMPANY'S 1993 STOCK OPTION PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 3)

     The Board of Directors of the Company has appointed the firm of BDO Seidman, LLP, independent auditors, to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 6, 1999, subject to ratification by the stockholders.

     BDO Seidman, LLP has served as the Company's independent auditors since
1988.

     A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and to be provided with an opportunity to make a statement if such person desires to do so and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING NOVEMBER 6, 1999.

             ANNUAL REPORT ON FORM 10-K; INCORPORATION BY REFERENCE

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 7, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO STOCKHOLDER RELATIONS, CHIC BY H.I.S, INC. AT 1372 BROADWAY, NEW YORK, NY 10018.

     To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled 'Report of Compensation Committee on Executive Compensation' and 'Performance Graph' shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

         STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

     Stockholders who wish to have their proposals considered for inclusion in the proxy materials for the Company's Annual Meeting of Stockholders to be held in 2000 must deliver such proposals in writing to the Secretary of the Company at the Company's principal executive offices no later than October 27, 1999.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. Should other business properly be brought before the Annual Meeting, it is intended that the accompanying proxy will be voted thereon in the discretion of the persons named as proxies.

                                          By Order of the Board of Directors


                                          CHRISTINE A. HADJIGEORGE
                                          Secretary

February 3, 1999

                               APPENDIX 1


PROXY                          CHIC BY H.I.S, INC.                         PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 24, 1999 AT 10:00 A.M.

     The undersigned shareholder of Chic by H.I.S, Inc. (the 'Company') hereby appoints Arnold M. Amster and Daniel Rubin and each of them as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of Chic by H.I.S, Inc. to be held at the Doral Court, 130 East 39th Street, New York, New York on February 24, 1999 at 10:00 A.M., New York time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

     Receipt of the Notice of Annual Meeting of Stockholders dated February 3, 1999 and the Proxy Statement furnished herewith, is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND PURSUANT TO ITEM 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' ITEMS 1, 2 AND 3.

     ITEM 1. Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

FOR all nominees listed   WITHHOLD AUTHORITY to     NOMINEES: ARNOLD M. AMSTER, WALTER BERMAN, PETER BROWN,
on the right (except as   vote for all nominees     MICHAEL CONROY, HERBERT A. DENTON, ROLAND L. KIMBERLIN,
marked to the contrary    listed to the right.      DANIEL RUBIN AND MARK METZGER. (Instructions: To withhold
hereon).                                            authority to vote for any individual nominee write that
                                                    nominee's name in the space provided below.)
        [ ]                      [ ]
                                                    -------------------------------------------------------

                             (continued on reverse side)



ITEM 2. Proposal to increase from 600,000 to 1,000,000    ITEM 3. Ratification of the selection of BDO Seidman,
the number of shares with respect to which options may    LLP as independent auditors of Chic by H.I.S, Inc. for
be granted under the Company's 1993 Stock Option Plan.    the fiscal year ending November 6, 1999.


              FOR     AGAINST     ABSTAIN               FOR     AGAINST     ABSTAIN
              [ ]       [ ]         [ ]                 [ ]       [ ]         [ ]

ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                                       Dated:------------------------,1999

                                                                       -----------------------------------
                                                                                   (Signature)

                                                                       -----------------------------------
                                                                           (Signature if held jointly)

                                                                       The signature should agree with the name
                                                                       on your stock certificate. If acting as
                                                                       attorney, executor, administrator,
                                                                       trustee, guardian, etc., you should so
                                                                       indicate when signing. If the signer is a
                                                                       corporation, please sign the full
                                                                       corporate name by duly authorized officer.
                                                                       If shares are held jointly, each
                                                                       shareholder should sign.